Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2024, relating to the financial statements of Paragon 28, Inc. and the effectiveness of Paragon 28 Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Paragon 28, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 1, 2024